UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2018

MYnd Analytics, Inc.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2018, the Board of Directors (“Board”) of MYnd Analytics, Inc. (the “Company”) granted options to purchase shares of the Company’s common stock (the “Shares”) under the Company’s Amended and Restated 2012 Omnibus Incentive Compensation Plan (the “Plan”) to George Carpenter, the Company's President and Chief Executive Officer, and to Donald D’Ambrosio, the Company's Chief Financial Officer.

Mr. Carpenter was granted an option to purchase 48,000 Shares under the Plan, subject to shareholder approval of an amendment increasing the total Shares available for grant under the Plan (described below). Of such options granted to Mr. Carpenter, options to purchase 6,000 Shares vested on October 8, 2018, with the remainder vesting upon the satisfaction of specified performance targets.

Mr. D’Ambrosio was granted an option to purchase 30,000 Shares under the Plan, subject to shareholder approval of an amendment increasing the total Shares available for grant under the Plan. Of such options granted to Mr. D’Ambrosio, options to purchase 5,000 Shares vested on October 8, 2018, with the remainder vesting upon the satisfaction of specified performance targets.

In addition, the Board also approved the grant of: (i) 30,000 restricted shares under the Plan to each of John Pappajohn and Peter Unanue, members of the Board; (ii) 45,000 restricted shares under the Plan to Geoffrey Harris, who serves as the chairperson of the Audit Committee; and (iii) 144,000 restricted shares under the Plan to Michael Votruba, a member of the Board, for efforts expended as a Board member to explore and identify licensing and other opportunities for the Company in Europe.  In addition, the Board granted an option to Dr. Robin Smith, the Chairman of the Board, to purchase 48,000 shares of Common Stock, which grant is subject to the approval of amendments to the Plan.

The Board also approved an amendment to the Plan, subject to shareholder approval at a special meeting of shareholders to be held in the future, to, among other things, increase the number of Shares available for grant under the Plan and to eliminate the annual individual award limit.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYnd Analytics, Inc.

	By:	/s/ Donald D’Ambrosio
October 12, 2018		Name: Donald D’Ambrosio
Title: Chief Financial Officer